EXECUTION COPY

INVESTMENT AGREEMENT

Between

SEACOAST BANKING CORPORATION OF FLORIDA

and each of the

PURCHASERS NAMED HEREIN

Dated as of April 8, 2010

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE; ESCROW; CLOSING	2

1.1.	Purchase	2

1.2.	Escrow; Closing	2

1.3.	Contingent and Non-Contingent Shares	3

ARTICLE II	REPRESENTATIONS AND WARRANTIES	4

2.1.	Disclosure	4

2.2.	Representations and Warranties of the Company	5

2.3.	Representations and Warranties of Each Purchaser	17

ARTICLE III	COVENANTS	22

3.1.	Filings; Other Actions	22

3.2.	Access, Information and Confidentiality	24

3.3.	Waiver of Change-of-Control Rights	25

ARTICLE IV	ADDITIONAL AGREEMENTS	25

4.1.	Transfer Restrictions	25

4.2.	Legend	26

4.3.	Reservation for Issuance	28

4.4.	[Reserved]	28

4.5.	Indemnity	28

4.6.	Exchange Listing	30

4.7.	Tax Treatment of Convertible Preferred Stock	30

ARTICLE V	CONDITIONS TO CLOSING; TERMINATION	30

5.1.	Conditions to Each Purchaser’s Obligations	30

5.2.	Conditions to Company’s Obligations	32

5.3.	Release of Escrow Funds	33

5.4.	Termination	33

5.5.	Rescission	33

ARTICLE VI	MISCELLANEOUS	34

6.1.	Survival	34

6.2.	Expenses	34

6.3.	Amendment; Waiver	34

6.4.	Counterparts and Facsimile	34

i

TABLE OF CONTENTS
(continued)

Page

6.5.	Governing Law	34

6.6.	Waiver of Jury Trial	34

6.7.	Notices	34

6.8.	Entire Agreement, Etc.	35

6.9.	Interpretation; Other Definitions	36

6.10.	Captions	37

6.11.	Severability	37

6.12.	No Third Party Beneficiaries	37

6.13.	Time of the Essence	37

6.14.	Effectiveness	37

6.15.	Public Announcements	37

6.16.	Specific Performance	38

6.17.	Independent Nature Of Purchasers’ Obligations and Rights	38

6.18.	Survival	38

ii

LIST OF SCHEDULES AND EXHIBITS

Exhibit A-1:	Preferred Stock Articles of Amendment; Series B Preferred Stock
Exhibit A-2:	Preferred Stock Articles of Amendment; Series C Preferred Stock
Exhibit B:	Escrow Agreement
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Procedures to be Followed for an Early Non-Contingent Share Closing

  iii

THIS INVESTMENT AGREEMENT dated as of April 8, 2010 (this “Agreement”), by and between Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), and each of the respective investors set forth on the signature pages hereto as a “Purchaser” (collectively, the “Purchasers”), is effective as provided in Section 6.14.

RECITALS:

The Company will sell to the Purchasers, and the Purchasers will purchase from the Company, on the terms and subject to the conditions set forth herein, shares of up to two series of mandatorily convertible noncumulative nonvoting preferred stock of the Company, par value $.10 per share (the “Convertible Preferred Stock”), which are convertible into shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”).

The term “Securities” refers collectively to (i) the shares of Convertible Preferred Stock and (ii) the shares of Common Stock into which the Convertible Preferred Stock is convertible.  When purchased, the Convertible Preferred Stock will have the terms set forth in the respective articles of amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) with respect to each series in the form attached hereto as Exhibit A-1 and Exhibit A-2 (collectively, the “Preferred Stock Articles of Amendment”) made a part of the Company’s Articles of Incorporation by the filing of the Preferred Stock Articles of Amendment with the Secretary of State of the State of Florida (the “Florida Secretary”) on the Closing Date (as defined in Section 1.2 hereto).

The Securities are being offered and sold at an aggregate Purchase Price of $250 million, and, subject to the conditions set forth herein, the proceeds will be held in escrow pursuant to the Escrow Agreement attached as Exhibit B hereto (the “Escrow Agreement”) for purposes of qualifying the Company’s bank subsidiary, Seacoast National Bank (the “Bidder” or the “Bank”), to make one or more bids (the “Bid”) to the Federal Deposit Insurance Corporation (“FDIC”) to acquire the assets and liabilities (the “Acquisition”) of a bank that has been placed in receivership (the “Target Institution”).  The shares of Convertible Preferred Stock offered, less the Non-Contingent Shares (as defined below), are referred to as the “Contingent Shares.”  The Contingent Shares, if issued, will be designated as the Company’s Series C mandatorily convertible noncumulative nonvoting preferred stock, par value $.10 per share having an initial Conversion Price of $1.55 (the “Series C Preferred Stock”).

In the event the Company delivers a Notice of Non-Qualification, a Notice of Higher Bid, a Failure to Bid Notice, a Delay Notice or an Escrow Termination Notice (each as defined in the Escrow Agreement), then the Company and the Purchasers will complete the Purchasers’ purchase of $50 million (the “Non-Contingent Purchase Amount”) of shares of Convertible Preferred Stock (the “Non-Contingent Shares”).  Each such Purchaser has indicated to the Company the number of Non-Contingent Shares it intends to purchase (the “Non-Contingent Allocation”).  The Non-Contingent Shares will be designated as the Company’s Series B mandatorily convertible noncumulative nonvoting preferred stock, par value $.10 per share having an initial Conversion Price of $1.45 (the “Series B Preferred Stock”).

The terms of the Series B Preferred Stock and the Series C Preferred Stock, if issued, will be identical except for the Conversion Price and Conversion Ratio (each, as defined in the respective Preferred Stock Articles of Amendment.)

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE; ESCROW; CLOSING

1.1.           Purchase.  On the terms and subject to the conditions set forth herein, each Purchaser will purchase from the Company, and the Company will sell to each such Purchaser, the number of shares of Convertible Preferred Stock and at the purchase price per share (the “Price per Share”) and the total purchase price (the “Purchase Price”) set forth on such Purchaser’s signature page hereto.

1.2.           Escrow; Closing.

(a)           Upon the execution of this Agreement by each Purchaser and the Company, (i) each Purchaser has deposited directly by wire transfer the applicable Purchase Price with SunTrust Bank, as Escrow Agent (the “Escrow Agent”), pursuant to that certain Escrow Agreement (in the form attached hereto as Exhibit B) among the Purchasers, the Company and the Escrow Agent (as it may be amended from time to time, the “Escrow Agreement”) and (ii) the Company has issued instructions to Continental Stock Transfer and Trust Company, the Company’s transfer agent (the “Transfer Agent”) authorizing the issuance to each Purchaser of the shares of Convertible Preferred Stock specified on each such Purchaser’s signature page hereto concurrent with the Escrow Agent’s release of the Purchase Price to the Company pursuant to the Escrow Agreement.

(b)           As specified in the Escrow Agreement and on the dates specified therein, the Escrow Agent shall release the applicable Purchase Price to the Company, and if applicable return the applicable contingent portions of the Purchase Price to the respective Purchaser, and the Transfer Agent shall issue the applicable shares of Convertible Preferred Stock to each Purchaser.  The release of funds to the Company and the concurrent issuance of shares of Convertible Preferred Stock to the Purchasers shall be referred to herein as the “Closing” and the date of the Closing shall be referred to herein as the “Closing Date.”

(c)           If any Purchaser is prohibited from consummating its purchase of shares of Convertible Preferred Stock on other than a delivery-versus payment (“DVP”) basis and such Purchaser has indicated to the Company in writing (by marking such Purchaser’s signature page hereto or otherwise) that such Purchaser is relying on this Section 1.2(c) instead of on Sections 1.2(a), (b) and (d) (in such event, such Purchaser shall be referred to in certain provisions hereof as a “Section 1.2(c) Purchaser”),

Section 1.2(a), Section 1.2(b) and Section 1.2(d) shall not apply and shall have no force or effect with respect to a Section 1.2(c) Purchaser, and this Section 1.2(c) shall apply instead.  This Section 1.2(c) shall not apply and shall have no force or effect with respect to any Purchaser that is not a Section 1.2(c) Purchaser.  If a Purchaser is a Section 1.2(c) Purchaser, then not later than 4:00 p.m. (New York City time) on the Closing Date designated by the Company to such Purchaser in writing as far in advance as practicable but in any event at least one business day prior to such Closing Date (i) such Purchaser shall pay its Purchase Price by wire transfer of funds immediately available to the Company to an account designated by the Company and (ii) the Company shall issue instructions to the Transfer Agent to issue, in certificated form prior to and in consideration of payment in full of the Purchase Price by the Purchaser on the same business day, the shares of Convertible Preferred Stock specified on such Purchaser’s signature page hereto concurrent with such Purchaser’s payment of its Purchase Price to the Company; provided, however, that if such Purchaser requires physical certificates, then the Company shall instruct the Transfer Agent to deliver certificates representing the shares of Convertible Preferred Stock to such Purchaser prior to such Purchaser’s payment of its Purchase Price to the Company.

(d)           It is understood that, with respect to CapGen Capital Group III LP (“CapGen” and a “Section 1.2(d) Purchaser”), such Purchaser is relying on this Section 1.2(d) instead of on Sections 1.2(a), (b) and (c) and Section 1.2(a), Section 1.2(b) and Section 1.2(c) shall not apply and shall have no force or effect with respect to such Purchaser, and this Section 1.2(d) shall apply instead.  This Section 1.2(d) shall not apply and shall have no force or effect with respect to any Purchaser other than CapGen.  CapGen will as soon as reasonably practicable and not later than 10 days following the receipt of necessary regulatory approvals pay its Purchase Price for the Non-Contingent Shares (if only Non-Contingent Shares are being sold hereunder), and not later than 10 days following the later of (x) the receipt of necessary regulatory approvals and (y) notice from the Company that the Bidder is the winning Bidder on the Acquisition pay its Purchase Price for the Contingent Shares and Non-Contingent Shares (if Contingent Shares and Non-Contingent Shares are being sold concurrently hereunder), in each case  by wire transfer of immediately available funds to the Company.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if the Company shall decide to close the offering of Non-Contingent Shares prior to any Closing with respect to Contingent Shares the procedures set forth in Exhibit D shall apply.

1.3.           Contingent and Non-Contingent Shares.  The total Purchase Price specified on the Purchaser’s signature page is the total purchase price for the Contingent Shares and Non-Contingent Shares subscribed irrevocably by the Purchaser hereunder.  If a Purchaser has given written direction on the signature page of this Agreement or has provided a letter of direction executed by the Purchaser and the Company that it elects not to purchase Non-Contingent Shares, then such Purchaser shall have no obligation to purchase Non-Contingent Shares and the Purchase Price for the Non-Contingent Shares shall be zero, and all its funds held by the Escrow Agent shall be applied or refunded in accordance with the Escrow Agreement.  The Non-Contingent Shares will be sold by the Company regardless of whether the Company is qualified to make a bid or is the winning bidder to the FDIC for an acquisition of the Target Institution.  The portion of the total Purchase Price applicable to the Contingent Shares shall be refunded to each Purchaser as provided in the Escrow Agreement in the event the Company delivers a Notice of Non-Qualification, a Notice of Higher Bid, a Failure to Bid Notice, a Delay Notice or an Escrow Termination Notice (each as defined in the Escrow Agreement).  The Purchase Price for the Non-Contingent Shares shall be retained in Escrow and be applied to purchase the Non-Contingent Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.           Disclosure.

(a)           On or prior to April 6, 2010, the Company delivered to the Purchasers and Purchasers delivered to the Company a schedule (a “Disclosure Schedule”) setting forth disclosures either in response to an express disclosure requirement contained herein or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to any Purchaser, or to one or more covenants contained in Article III.

(b)           As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company’s subsidiaries (“Company Subsidiaries”) taken as a whole.  As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following:  (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities (as defined below), (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Purchasers, (D) changes, after the date hereof, in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing sales and pricing trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (G) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

(c)           “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) (the “Company 10-K”), (B) its Preliminary Proxy Statement on Schedule 14A, as filed by it with the SEC on March 22, 2010, as the same may be amended to authorize additional shares of Common Stock and/or to approve the issuance of the Common Stock upon conversion of the Convertible Preferred Stock, (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 available prior to the date hereof or (D) the Form 13-D filed by CapGen and its affiliates on April 1, 2010.

2.2.           Representations and Warranties of the Company.  The Company represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)           Organization and Authority.

(1)           The Company is a corporation duly organized and validly existing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”).  The Company has furnished to Purchaser true, correct and complete copies of the Articles of Incorporation and bylaws as in effect on March 31, 2010.

(2)           Each Company Significant Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted.  As used herein, (i) “Subsidiary” means, with respect to any person, corporation, partnership, joint venture, limited liability company or other entity (1) of which such person or a subsidiary of such person is a general partner or (2) at least a majority of the securities or other interests, which by their terms, have ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person; (ii) “Company Subsidiary” means any Subsidiary of the Company; (iii) “Company Significant Subsidiary” means any Significant Subsidiary of the Company; and (iv) “Significant Subsidiary” means, with respect to any person, any Subsidiary that would constitute a “significant Subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC.  The Bank is duly organized and validly existing as a national banking association, and its deposit accounts are insured up to applicable limits by the FDIC.

(b)           Capitalization.  The Company has the capitalization set forth on Schedule 2.2(b).  All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.  Except as Previously Disclosed, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company.  Except as Previously Disclosed with respect to registration rights granted to CapGen and the U.S. Department of the Treasury and the registration rights granted under this Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act.  Other than repurchase agreements entered into in the ordinary course of the Bank’s business, there are no outstanding securities of the Company or which contain any provisions requiring the Company to redeem or repurchase such securities, and there are no contracts, commitments, understandings or arrangements by which the Company is bound to redeem a security of the Company.

(c)           Company Subsidiaries.  Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 sets forth a list of the Company Subsidiaries, including the Company’s Significant Subsidiaries, which were required to be set forth by SEC rules in such exhibit.  Except for the statutory trusts established by the Company and that have issued and outstanding trust preferred securities, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any voting debt or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or any voting debt of such Company Subsidiary.

(d)           Authorization.

(1)           The Company has the corporate power and authority to enter into this Agreement, the Escrow Agreement, the Registration Rights Agreement and to establish the Series B Preferred Stock and the Series C Preferred Stock and to enter into such other transaction documents, instruments and agreements as may be necessary and appropriate and to carry out its obligations hereunder and under such other transaction documents, instruments and agreements, subject, in the case of the conversion (the “Conversion”) of the Convertible Preferred Stock  into Common Stock, to the prior approval of the Company's stockholders of (i)  the Conversion for purposes of Rule 5635 of the Nasdaq Stock Market Rules and (ii) the authorization of additional shares of Common Stock by amendment of the Company's Articles of Incorporation to approve the increase in the number of authorized shares of Common Stock to permit the Conversion in full and for general corporate purposes (the “Stockholder Approvals”).  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s board of directors (the “Board of Directors”), subject, with respect to the Conversion and the issuance of the Common Stock issuable upon Conversion, to the Stockholder Approvals.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Other than the Stockholder Approvals with respect to the Conversion and the issuance of the Common Stock issuable upon Conversion, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2)           Neither the execution and delivery by the Company of this Agreement, the Escrow Agreement, the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including the conversion provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions (i) of the Company’s Articles of Incorporation or bylaws or the articles of association, charter, bylaws or other governing instrument of any Company Significant Subsidiary, subject in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to the receipt of the Stockholder Approvals or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Significant Subsidiary is a party or by which it may be bound, or to which the Company or any Company Significant Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e) and the Nasdaq Marketplace Rules, violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect.  The issuance and sale of the shares of Convertible Preferred Stock hereunder does not contravene the rules and regulations of Nasdaq Global Select Market.

(e)           Governmental Consents.  Other than the securities or blue sky laws of the various states and the authorization for listing on the Nasdaq Global Select Market of the shares of Common Stock into which the Convertible Preferred Stock is convertible, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the sale of the Securities contemplated by this Agreement; provided, however, the FDIC has not approved the Company to make a Bid for the Acquisition of the Target Institution and no Governmental Entity has approved the Acquisition.

(f)           Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC after December 31, 2009 and prior to the date hereof, (1) has been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments, which would not be material, individually or in the aggregate.

(g)           Reports.

(1)           Since December 31, 2008, the Company and each Company Subsidiary has filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  To the knowledge of the Company, as of the date hereof, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date hereof, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, as amended.  Since January 1, 2009, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act or pursuant to the Securities Act.

(2)           The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g).  Except as may have been Previously Disclosed, the Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(h)           Properties and Leases.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

(i)           Taxes.  (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and such Tax Returns are true and complete in all material respects and (y) paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries, except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (4) none of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit that has been completed and resolved.  The issuance of the Convertible Preferred Stock purchased from the Company by all Purchasers pursuant to this Agreement will result in the Company undergoing an ownership change for purposes of Section 382 of the Code.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest, penalties, addition to tax, or additional amount attributable thereto, any liability attributable to the foregoing as a transferee and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans).  For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(j)           Absence of Certain Changes.  Since December 31, 2009, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, other than seeking to participate in a bid to the FDIC for the Target Institution and the offer and potential sale and issuance of the Contingent Shares and the Non-Contingent Shares, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding preferred stock of the Company, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(k)           No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have been Previously Disclosed or have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(l)           Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act), that has caused or would cause the offering, issuance or sale of any of the Securities to the Purchasers pursuant to this Agreement to be subject to the registration requirements of the Securities Act.  Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities.

(m)           Status of Securities.  The shares of Convertible Preferred Stock (upon filing of the related Preferred Stock Articles of Amendment with the Florida Secretary) to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action.  When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Convertible Preferred Stock will be validly issued, fully paid and nonassessable and will not subject the holders thereof to personal liability.  The shares of Common Stock issuable upon the Conversion of the Convertible Preferred Stock, if any, will, upon receipt of the Stockholder Approvals and the filing of the Articles of Amendment to the Company’s Articles of Incorporation with the Florida Secretary to increase the number of shares of Common Stock authorized, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(n)           Litigation and Other Proceedings.  Except as Previously Disclosed, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect or as Previously Disclosed in the case of dividends and distributions on outstanding Company securities, there is no unresolved violation, or material criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

(o)           Compliance with Laws.

(1)           The Company is a bank holding company registered under the BHC Act; the Company and each of its subsidiaries have conducted their businesses in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules, regulations and applicable stock exchange requirements, including all laws and regulations restricting activities of bank holding companies and banking organizations, except for any noncompliance that, individually or in the aggregate, has not had and would not be reasonably be expected to have a Material Adverse Effect.

(2)           The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary.  The Company and each Company Subsidiary has complied in all respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse

Effect.  Except for statutory or regulatory restrictions of general application or as Previously Disclosed, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(p)           Labor.  Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.

(q)           Company Benefit Plans.

(1)           Except as has not had or would not reasonably be expected to have a Material Adverse Effect or which have been Previously Disclosed, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms.  “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy.

(2)           Except as has not had or would not reasonably be expected to have a Material Adverse Effect or which have been Previously Disclosed, and except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.

(r)           Risk Management Instruments.  Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(s)           Agreements with Regulatory Agencies.  Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2008 and until the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(t)           Environmental Liability.  Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.

(u)           Knowledge as to Conditions.  The sale of $250 million of capital securities of the Company has been requested by the FDIC as a condition to qualify the Bank as a bidder in the Acquisition of the Target Institution, and this amount will be required, among other things, for the Bank, if qualified by the FDIC, to complete the Acquisition.

(v)           Brokers and Finders.  Except for Sandler O’Neill & Partners, L.P. (the “Placement Agent”), neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the sale of the Convertible Preferred Stock.

(w)           Money Laundering Laws.  The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(x)           OFAC.  Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(y)           Listing.  The Common Stock is listed on the Nasdaq Global Select Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Select Market, nor has the Company received any notification that the Nasdaq Global Select Market that it is contemplating terminating such registration or listing.  The Company has not, in the 12 months preceding the date hereof, received written notice from the Nasdaq Global Select Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Global Select Market.

(z)           Transactions With Affiliates and Employees.  Except as Previously Disclosed and other than the grant of stock options, restricted stock or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act since December 31, 2008.

(aa)           Investment Company.  Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(bb)           Questionable Payments.  Neither the Company nor any of its Subsidiaries, nor any directors, officers, nor to the Company’s knowledge, employees, agents or other persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(cc)           Application of Takeover Protections; Rights Agreements.  The Company has not adopted any stockholder rights plan relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.  The Company and its board of directors have taken all necessary action, if any is needed, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation which is applicable to any Purchaser solely as a result of the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities.

(dd)           No Manipulation.  In the last thirty (30) days, the Company has not, and to the Company’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii) compensation paid to the

Placement Agent in connection with the placement of the shares of Convertible Preferred Stock.

(ee)           Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(ff)           Adequate Capitalization.  As of December 31, 2009, the Company’s Subsidiary insured depository institutions meet or exceed the standards necessary to be considered “adequately capitalized” under FDIC Regulation §325.103.

(gg)           Assuming the accuracy of the other representations and warranties of each Purchaser and the performance of the covenants and agreements of each Purchaser contained herein, the Company and the Bank are not subject to, and do not expect that, as a result of the issuance of shares of Convertible Preferred Stock provided herein, will become subject to, the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions (August 26, 2009) (the “FDIC Policy Statement”).

(hh)           CapGen.  CapGen, subject to the terms and conditions hereof and subject to the receipt of necessary regulatory approvals, has agreed with the Company to purchase Convertible Preferred Stock in satisfaction of the preemptive right previously granted to CapGen.

2.3.           Representations and Warranties of Each Purchaser.  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, with respect to such Purchaser:

(a)           Organization and Authority.  Except as Previously Disclosed by a Purchaser or as set forth on such Purchaser’s signature page, Purchaser is a United States of America citizen, or is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization within the United States of America, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization.

(1)           Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required.  This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or other organization or governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, and assuming the accuracy of the representations and warranties of the Company and the other Purchasers and the performance of the covenants and agreements of the Company and the other Purchasers contained herein, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3)           Assuming the accuracy of the other representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for Purchaser to purchase the Securities to be acquired at the Closing pursuant to this Agreement.

(4)           Assuming the accuracy of the other representations and warranties of the Company and the other Purchasers, and the performance of the covenants and agreements of the Company contained herein, solely as a result of the Purchaser’s purchase of shares of Convertible Preferred Stock hereunder, the

Purchaser is not subject to the FDIC Policy Statement and has no reason to believe it will become subject to the FDIC Policy Statement or subject the Company or the Bank to the FDIC Policy Statement.

(c)           Purchase for Investment.  Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws.  Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) is an “accredited investor” as defined in SEC Rule 501 and/or a “qualified institutional buyer” under SEC Rule 144A, (4) has reviewed the risk factors included in the Company 10-K and in the offering materials, and (5) has such knowledge and experience in financial and business matters and in investments of this type, including knowledge of the Company, that it is capable of evaluating the merits and risks of the Company and of its investment in the Securities and of making an informed investment decision.  Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an unregistered broker-dealer engaged in the business of being a broker-dealer.

(d)           Ownership.  As of the date hereof, Purchaser and any of its Affiliates (other than (i) any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions and (ii) if Purchaser is an Institutional Investor, its non-controlled Affiliates) are currently the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock in the amounts shown on Schedule A to Purchaser’s signature page hereto.  For purposes of this Agreement, Purchaser shall be considered an “Institutional Investor” if (i) Purchaser is a registered investment company pursuant to the Investment Company Act of 1940, as amended, serves as a common investment advisor to multiple investment advisory accounts on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto or is one of multiple investment advisory accounts with a common investment advisor on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto and (ii) the Company has checked the appropriate box on Purchaser’s signature page hereto indicating that Purchaser is an “Institutional Investor” for purposes of this Agreement.

(e)           Review of Information and Consultation with Advisors.  Purchaser has, either alone or through its representatives:

(1)           consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary;

(2)           had a reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the officers and representatives of the Company and the Bank concerning the Company’s and the Bank’s financial condition and results of operations, the business plan for the Company and the Bank, all employment agreements and benefit plans and other contractual arrangements among the Company, the Bank and their respective management teams, the terms and conditions of the private placement of the Securities, the Acquisition and any additional relevant information that the Company possesses, and any such questions have been answered to its satisfaction;

(3)           had the opportunity to review and evaluate the following in connection with its investment decision with respect to the Securities: (A) all publicly available records and filings concerning the Company and the Bank, including the Company 10-K, as well as all other documents, records, filings, reports, agreements and other materials provided by the Company regarding its and the Bank’s business, operations and financial condition sufficient to enable it to evaluate its investment; (B) the investor presentation materials (as supplemented from time to time) including Risk Factors, Term Sheet, Capital Offering – Select Q&A (collectively, the “Offering Materials”) that summarizes this offering of Securities and the Acquisition; (C) the publicly available records and filings concerning the Target Institution and is generally familiar with the FDIC’s form of purchase and assumption transactions similar to the Acquisition (the “P&A Agreements”); and (D) this Agreement, the Preferred Stock Articles of Amendment attached as Exhibit A hereto, the Registration Rights Agreement attached as Exhibit B hereto, the Escrow Agreement attached as Exhibit C hereto, and all other exhibits, schedules and appendices attached hereto and thereto and incorporated by reference in any of the foregoing (collectively, the “Private Placement Documents”); and

(4)           made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by any other Person, including, without limitation, the Placement Agent.  Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors or representatives, if any, shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein.  Purchaser understands that its investment in the Securities involves a high degree of risk and it is able to afford a complete loss of such investment.

(f)           No Reliance.  Purchaser acknowledges that the information in the Offering Materials is as of the date thereof and may not contain all of the terms and conditions of the offering and sale of the Securities and the Acquisition, and understands and acknowledges that it is Purchaser’s responsibility to, and it has conducted its own independent investigation and evaluation of the Company and its Significant Subsidiaries, the Target Institution and the Acquisition, including without limitation, (i) the planned future operations of the Company after completion of the Acquisition, if applicable, and (ii) the Company’s existing management team and the proposed new members of management that will operate and manage the Company following the completion of the Acquisition.  Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents.  Furthermore, Purchaser acknowledges that: (A) the Placement Agent has not performed any due diligence review on behalf of Purchaser; (B) nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice and such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities; and (C) Purchaser received or had access to all of the information Purchaser deemed necessary in order to make its decision to invest in the Securities.  Purchaser acknowledges and understands that there is no representation or warranty being made to Purchaser as to the suitability or sufficiency of information provided by the FDIC regarding the Target Institution or the assets and liabilities of the Target Institution to be acquired in the Acquisition, to the extent that any such information is made available.  The Placement Agent and its affiliates (and their respective officers, directors, employees, agents, advisors, attorneys and consultants), are third-party beneficiaries to this Section 2.3(f).  For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or similar entity and a government or any department or agency thereof.

(g)           Reliance on Exemptions.  Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and regulations and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Securities.

(h)           Knowledge as to Conditions.  Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(i)           Brokers and Finders.  Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay.

(j)           No General Solicitation.  Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the

Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(k)           No Governmental Review; Securities Are Not Deposits and Are Not Insured.  Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.  PURCHASER UNDERSTANDS AND AGREES THAT THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FDIC, INCLUDING THE FDIC’S DEPOSIT INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY, AND THAT THE SECURITIES ARE SUBJECT TO RISK OF LOSS.

(l)           Investment Risk.  Purchaser understands that (i) its investment in the Securities involves a high degree of risk, (ii) no representation is being made as to the business or prospects of the Company or the Bank after completion of the Acquisition or the future value of the Securities, and (iii) no representation is being made as to any projections or estimates delivered to or made available to Purchaser (or any of its affiliates or representatives) of the Company’s or the Bank’s future assets, liabilities, stockholders’ equity, regulatory capital ratios, net interest income, net income or any component of any of the foregoing or any ratios derived therefrom.

(m)           Residency.  Purchaser has, if an entity, its principal place of business or, if an individual, its primary residence, in the jurisdiction in the United States indicated below Purchaser’s name on the signature pages hereto, except as indicated on such signature page.

ARTICLE III

COVENANTS

3.1.           Filings; Other Actions.

(a)           Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to provide evidence of non-control of the Company and the Bank, including executing and delivering to the applicable Governmental Entities passivity and disassociation commitments and commitments not to act in concert with respect to the Company or the Bank (the “Commitments”) in the forms customary for transactions similar to the transaction contemplated hereby, and to effect all necessary and customary applications, notices, petitions, filings and other documents, and to obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, including the Agreements attached as Exhibits hereto and (ii) with respect to each Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser’s policies consistently applied and subject to such confidentiality requests as such Purchaser may reasonably seek.  Notwithstanding the immediately preceding sentence, the Purchaser shall not be required to provide information on its investors solely in their capacities as limited partners or other similar passive equity investors, and shall be entitled to request confidential treatment from any Governmental Entity and not disclose to the Company any information that is confidential and proprietary to the Purchaser.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements, documents and other instruments and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 3.1(a).  Each Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided, however, that (i) no Purchaser shall have the right to review any such information relating to another Purchaser and (ii) a Purchaser shall not be required to disclose to the Company any information that is confidential and proprietary to such Purchaser.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable in light of the currently anticipated date for bidding on the Target Institution of April 8, 2010.  Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a).  Each Purchaser shall promptly furnish the Company, and the Company shall promptly furnish each Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(b)           The Company shall call a meeting of its stockholders, to be held as promptly as practicable following the Closing, and in no event later than 75 days after the Closing, to seek the Stockholder Approvals proposals to (1) approve the Conversion of the Convertible Preferred Stock and the related issuance of Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules and (2) to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to permit the Conversion in full and provide available authorized but unissued shares for general corporate purposes.  The Board of Directors of the Company shall recommend approval of such proposals.  In connection with such meeting, the Company shall promptly prepare (and each Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date) with the SEC a preliminary proxy statement or an amended preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval.  If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement.  Each Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  In the event that the Stockholder Approvals are not obtained at such stockholders’ meeting, the Company shall include proposals to approve (and the Board of Directors shall unanimously recommend approval of) such Stockholder Approvals proposals at a meeting of its stockholders no less than once in each subsequent three-month period beginning on the date of such stockholders meeting until such approval is obtained.  The Preferred Stock Articles of Amendment contain a reduction in the Conversion Price, as defined therein, for failure to obtain the Stockholder Approvals timely pursuant to this Section 3.1 and the Preferred Stock Articles of Amendment.

(c)           Each Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to each Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders’ meeting at which the Stockholder Approvals are sought.

3.2.           Access, Information and Confidentiality.

(a)           Each Purchaser confirms that it is aware that United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.  After the Closing, the Company will not intentionally provide Purchaser with material non-public information without Purchaser’s prior consent.  The Parties hereby reaffirm their existing Confidentiality Agreement, which shall continue in full force and effect.  To the extent holders of more than 5% of the Company’s outstanding Common Stock desire additional information about the Company following the Closing Date and execute and deliver confidentiality agreements that provide, among other things, for compliance with the securities laws, the Company will discuss non-public information regarding the Company with such Persons.

(b)           Each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by such party), and Purchaser shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

(c)           Except as may have otherwise been previously agreed with the Company, Purchasers may, as permitted by the Commitments and applicable laws, rules and regulations, talk with other Purchasers regarding the Company, but in no event shall the Purchasers act in concert inconsistent with the BHC Act, the CIBC Act or the policy statements of any Governmental Entity asserting jurisdiction over the Company, the Bank or any Purchaser, or where such activity would reasonably be likely to limit the Company’s or the Bank’s activities, including any opportunities to bid on failed FDIC insured institutions or other assets or liabilities.

3.3.           Waiver of Change-of-Control Rights.  The Company shall use its reasonable best efforts to promptly obtain waivers of all Employee Change-of-Control Rights.  For purposes of this Section 3.3, “Employee Change-of-Control Rights” means any right of a director, officer or employee of the Company that arises, vests, accelerates or becomes exercisable (in each case, by contract or otherwise) as a result of the purchase of securities from the Company by any Purchaser pursuant to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1.           Transfer Restrictions.

(a)           Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement with respect to such transferred Securities.

(b)           Hedging.  Each Purchaser covenants that it will not knowingly make any sale, transfer, or other disposition of any Securities, or engage in hedging transactions with respect to such Securities, in violation of the Securities Act (including Regulation S) or the Exchange Act.

4.2.           Legend.  (a)  Each Purchaser agrees that all certificates or other instruments, if any, representing the Securities subject to this Agreement will bear a legend and with respect to Securities held in book-entry form, the Transfer Agent will record a legend on the share register substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE CORPORATION WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.

THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF,

COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.

(b)           The restrictive legend set forth in Section 4.2(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions.  Following the earlier of (i) the effective date of the registration statement registering such Securities for resale or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent.  Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1, (such third Trading Day, the “Legend Removal Date”) deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Securities that is free from all restrictive legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.2(b).  Certificates for Securities free from all restrictive legends may be transmitted by the Transfer Agent to the Purchasers by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser.

(c)           Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Securities or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Except as otherwise provided below, while the above-referenced registration statement remains effective, each Purchaser hereunder may sell the Securities in accordance with the plan of distribution contained in the registration statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Securities are sold pursuant to Rule 144.  Each Purchaser, severally and not jointly with the other Purchasers, agrees that if it is notified by the Company in writing at any time that the registration statement registering the resale of the Securities is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Securities until such time as the Purchaser is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Purchaser is able to, and does, sell such Securities pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.3.           Reservation for Issuance.  The Company will seek authorization in the Stockholder Approval of additional shares of Common Stock and will reserve from such newly authorized shares of Common Stock, that number of shares of Common Stock sufficient for issuance upon exercise or conversion of all outstanding shares of Convertible Preferred Stock, and such other shares of Common Stock the Company believes it may need if available for general corporate purposes.

4.4.           [Reserved]

4.5.           Indemnity.

(a)           The Company agrees, subject to applicable law, to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), and each person who controls each Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement (other than any Losses attributable to any breach of this Agreement by Purchaser) or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of Purchaser, but not including the transactions contemplated hereby, and any Losses for which each Purchaser is obligated under Section 4.5(b)).

(b)           [Reserved]

(c)           A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this

Section 4.5 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail each such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises the Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions).  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent, unless the Indemnifying Party is unconditionally and irrevocably released from all such claims, actions, suits and proceedings and Losses; provided that the Indemnifying Party shall not unreasonably withhold or delay its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and does not involve any prospective relief against such Indemnified Party.

(d)           The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.5(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $250,000 (Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to 4.5(a)(1) exceed $1,000,000 (the “Threshold Amount”), in which event the Company shall be responsible for all Losses including those below the Threshold Amount. The cumulative indemnification obligation of  the Company to any Purchaser and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) such Purchaser for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price attributable to such Purchaser plus an amount attributable to the out-of-pocket cost of litigation, if any, reasonably incurred by such Purchaser and Indemnified Parties, including the reasonable fees and expenses of one counsel who shall represent both such Purchaser and such Indemnified Parties.

(e)           Any claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(f)           No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(g)           No investigation of the Company by a Purchaser, or by the Company of a Purchaser, whether prior to or after the date hereof, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(h)           Any indemnification payments pursuant to this Section 4.5 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.6.           Exchange Listing.  The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock to be approved for listing on the Nasdaq Global Select Market, including by submitting prior to the Closing supplemental listing materials with the Nasdaq Global Select Market with respect to the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock, subject to official notice of issuance, and upon receipt of the Stockholder Approvals, as promptly as practicable, and in any event before the Closing if permitted by the rules of the Nasdaq Global Select Market.

4.7.           Tax Treatment of Convertible Preferred Stock.  The Company covenants not to treat the Convertible Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), except as otherwise required by applicable law.

ARTICLE V

CONDITIONS TO CLOSING; TERMINATION

5.1.           Conditions to Each Purchaser’s Obligations.  The obligations of each Purchaser to purchase and pay for the Securities to be purchased by such Purchaser are subject to the satisfaction or waiver by such Purchaser, on or before such Closing Date, of the following conditions:

(a)           The representations and warranties contained in Section 2.2 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date), and an authorized officer of the Company shall have certified such compliance to the Purchasers in writing on behalf of the Company.

(b)           The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and an authorized officer of the Company shall have certified such compliance to the Purchasers in writing on behalf of the Company.

(c)           The Company shall have executed and delivered, effective as of the Closing, the Escrow Agreement and the Registration Rights Agreement in the forms attached as Exhibit B and Exhibit C, respectively.

(d)           The Purchaser shall have received an opinion of counsel, dated as of the Closing Date and addressed to the Purchaser, in such form and substance as are customary for transactions of this type.

(e)           The Purchaser shall have received the shares of Convertible Preferred Stock being purchased at the Closing, and otherwise shall have received evidence from the Transfer Agent that it had been directed to issue and deliver shares to the Purchasers.

(f)           Each Purchaser shall not have been made subject to the FDIC Policy Statement solely as a result of its purchase of shares of Convertible Preferred Stock hereunder.

(g)           With respect to the purchase of the Contingent Shares, the Bank shall have been named by the FDIC as the winning bidder for the Acquisition of the Target Institution, and the conditions to the release of the aggregate Purchase Price to the Company from Escrow pursuant to the Escrow Agreement shall have been satisfied.

(h)           With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement or otherwise shall have been satisfied.  This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of written notice from the FDIC that the Bidder will not be permitted as a final matter to enter a Bid (“Notice of Non-Qualification”), (ii) receipt of a notice that the Bidder is not named by the FDIC as the winning bidder for the Target Institution’s Assets and Liabilities (a “Notice of

Higher Bid”), (iii) the Company or the Bank determines not to submit a Bid or failed to submit a Bid, (iv) receipt of a Delay Notice or (v) failure of the Acquisition to close by April 30, 2010.

(i)           The Company shall have received subscriptions to shares of Convertible Preferred Stock aggregating $250 million.

(j)           The purchase of such Securities shall not (i) cause Purchaser or any of its affiliates to violate any bank regulation, (ii) except in the case of CapGen, require such Purchaser or any of its affiliates to file a prior notice with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or its delegee under the CIBC Act or the BHC Act or  obtain the prior approval of any bank regulator or (iii) except in the case of CapGen, cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser's Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser) would represent 10.0% or more of the voting securities of the Company outstanding at such time.

(k)           The Company shall not have been notified by the FDIC that the Company is subject to the FDIC Policy Statement with respect to the Acquisition of the Target Institution and that, as a result, the Purchaser will become subject to the FDIC Policy Statement solely as a result of the purchase of the shares of Convertible Preferred Stock hereunder, assuming the accuracy of the Purchaser’s representation, warranties and covenants.

5.2.           Conditions to Company’s Obligations.  The obligations of the Company to issue and sell the Securities to each individual Purchaser and to perform its obligations under this Agreement with respect to such Purchaser are subject to the satisfaction by such Purchaser, on or before such Closing Date, of the following conditions:

(a)           The representations and warranties contained in Section 2.3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date), and an authorized officer of such Purchaser shall have certified such compliance to the Company in writing on behalf of such Purchaser.

(b)           Such Purchaser shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and an authorized officer of such Purchaser shall have certified such compliance to the Company in writing on behalf of such Purchaser.

(c)           With respect to the purchase of the Contingent Shares, the Bank shall have been named by the FDIC as the winning bidder for the Acquisition of the Target

Institution, and the conditions to the release of the aggregate Purchase Price to the Company from Escrow pursuant to the Escrow Agreement shall have been satisfied.

(d)           With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement or otherwise shall have been satisfied.  This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of a Notice of Non-Qualification, (ii) receipt of a Notice of Higher Bid, (iii) the Company or the Bank determines not to submit a Bid or failed to submit a Bid, (iv) receipt of a Delay Notice or (v) failure of the Acquisition to close by April 30, 2010.

(e)           The Company shall not have been notified by the FDIC that the Company is subject to the FDIC Policy Statement with respect to the Acquisition of the Target Institution and that, as a result, any Purchaser hereunder will become subject to the FDIC Policy Statement solely as a result of the purchase of the shares of Convertible Preferred Stock hereunder, assuming the accuracy of each Purchaser’s representation, warranties and covenants.

5.3.           Release of Escrow Funds.  Upon the occurrence of the events specified in Section 5(b) of the Escrow Agreement, all monies held by the Escrow Agent pursuant to the Escrow Agreement other than the Purchase Price for the Non-Contingent Shares shall be released and returned to the respective Purchasers as provided in the Escrow Agreement.  The Escrow Funds representing the Purchase Price for the Non-Contingent Shares shall be released as provided in the Escrow Agreement.

5.4.           Termination.  The Company and each Purchaser’s obligations under this agreement may be terminated by the mutual written consent in writing of such Purchaser and the Company.

5.5.           Rescission.  In the event that, following the Closing of the Contingent Shares, the Acquisition is not consummated on the Closing Date, then the issuance of such Contingent Shares shall be void ab initio, and the Company shall promptly notify and return the Purchase Price paid for such Contingent Shares to the respective Purchasers of such Contingent Shares as specified on each such Purchaser’s signature page hereto.  Promptly following such actions specified in the first sentence of this Section, the Company shall provide written notice to the Transfer Agent that such purchase is void and of no effect and that the share issuance instructions with respect to the Purchasers of the Contingent Purchasers shall be null and void, unless any Purchaser received certificates, in which case such Purchaser shall return to the Company for cancellation the certificates for its Contingent Shares concurrently with the Company returning promptly to such Purchaser its Purchase Price with respect to the Contingent Shares by wire transfer of immediately available funds to a bank account designated by such Purchaser.  This Section 5.5 shall not affect the parties’ obligations to pay for and issue Non-Contingent Shares.

ARTICLE VI

MISCELLANEOUS

6.1.           Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the second anniversary of the Closing Date) and thereafter shall expire and have no further force and effect.  Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

6.2.           Expenses.  Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except as may be concurrently or subsequently agreed in writing between the Company and any Purchaser.

6.3.           Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4.           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or electronic transmission and such facsimiles or electronic transmissions will be deemed as sufficient as if actual signature pages had been delivered.

6.5.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.6.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7.           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt,

(b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser to it at:

As set forth on such Purchaser’s signature page hereto.

(b)	If to the Company:

Dennis S. Hudson, III Chief Executive Officer Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994

with a copy to (which copy alone shall not constitute notice):
Ralph F. MacDonald III Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309

The Company shall notify the Purchasers and the Escrow Agent promptly upon receipt of a Notice of Non-Qualification, Notice of Higher Bid, a Winning Bid Notice, a Delay Notice, the Bank’s or the Company’s determination not to submit or failure to submit a Bid for the Target Institution or the failure to have a Closing Date on or before April 30, 2010 under Section 5 of the Escrow Agreement,  and the Company’s determination of the allocation of the Non-Contingent Shares, as such terms are defined in the Escrow Agreement and as provided in the Escrow Agreement.  With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement shall have been satisfied.  This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of a Notice of Non-Qualification, (ii) receipt of a Notice of Higher Bid, (iii) the Company’s or Bank’s determination not to submit or failure to submit a Bid, (iv) receipt of a Delay Notice or (v) the failure of the Acquisition to close by April 30, 2010.

6.8.           Entire Agreement, Etc.  (a) This Agreement (including the Exhibits and Disclosure Schedules hereto), the Escrow Agreement, the Registration Rights Agreement and, with respect to a particular Purchaser and the Company, each Non-Disclosure Agreement to which the Company and such Purchaser is a party and any other agreement entered into between any Purchaser and the Company in connection herewith, collectively constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that a Purchaser may assign its rights and obligations under this Agreement to any Affiliate or Person that shares a common discretionary investment adviser, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.  By executing this Agreement, each Purchaser (other than a Section 1.2(c) Purchaser or a Section 1.2(d) Purchaser if such Purchaser wires funds directly to the Company pursuant to Section 1.2(d)) hereby consents to and agrees to be bound by the Escrow Agreement.

6.9.           Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:

(a)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)           the word “or” is not exclusive;

(c)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d)           and the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)           “business day” means any day that is not Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in the States of Florida and New York;

(f)           “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g)           to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Company’s executive officers.

6.10.           Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11.           Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12.           No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, whether as third party beneficiaries or otherwise, except (i) as set forth in Section 2.3(f) and (ii) that the provisions of Section 4.5 shall inure to the benefit of the Persons who are Indemnified Parties.

6.13.           Time of the Essence.  Time is of the essence in the performance of each and every term of this Agreement.

6.14.           Effectiveness.  This Agreement shall be effective upon the execution of this Agreement by the parties hereto.

6.15.           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first notifying the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed), provided that nothing in this Section 6.15 shall prevent the Company from making timely disclosures under the Securities Act, the Exchange Act and NASDAQ rules and provided further that parties hereto acknowledge that CapGen will file an amendment to its report on Schedule 13D, filed with the SEC on April 1, 2010, as required by the Exchange Act rules, disclosing the terms of the transactions contemplated by this Agreement.  The Company will not publicly disclose the name of any Purchaser or its investment advisor, except to the extent required by applicable law or authorized in writing by such Purchaser, and shall make such disclosures to all applicable Governmental Authorities and NASDAQ.  The Company and each Purchaser agree that within one business day following the Acquisition (or the Closing Date if only Non-Contingent Shares are purchased), the Company shall publicly disclose the transactions contemplated by this Agreement.  From and after such disclosure, no Purchaser shall be in possession of any material, non-public information received from the Company in connection with the Bid or the Acquisition or the purchase of the Convertible Preferred Securities.  On or before 9:00 am (New York City time) on the second business day immediately following the Acquisition (or the Closing Date if only Non-Contingent Shares are purchased), the Company will file a Current Report on Form 8-K with the SEC describing the Acquisition, if applicable, and the terms of this Agreement.

6.16.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17.           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser under this Agreement, and no Purchaser shall be responsible in any way for the performance of the obligations of any such other Purchaser under this Agreement.  Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute Purchaser and any of the other Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Purchaser and any of the other Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Purchaser acknowledges that no other Purchaser has acted as agent for Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

6.18.           Survival.  The representations and warranties, and the covenants and agreements to be performed after the Closing Date shall survive the issuance of, and the payment for, the shares of Convertible Preferred Stock.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of this             day of             , 2010.

COMPANY:

Seacoast Banking Corporation of Florida

By:___________________________________
 Name:
 Title:

Investment Agreement

Purchaser Signature Page

TO BE COMPLETED BY PURCHASER ONLY:
Form of organization and jurisdiction of organization of Purchaser:
Tax ID Number of Purchaser:
Name under which Securities to be registered (including nominee name, if applicable): ______________________
Shares of Company Common Stock (or securities convertible into or exchangeable for Common Stock) currently held beneficially by Purchaser ____________

Notice Information:
Street Address:
Attention:
Fax:
Email:
Telephone:

Indicate by “X” if Purchaser is a “Section 1.2(c) Purchaser”: ______________

Wire Instructions for Each Purchaser’s Account

Account Name:
Account No:
ABA Routing/Transit No:
Bank Name:

Contingent Shares:          $___________
Non-Contingent Shares: $___________
PURCHASER:

[Name]

By:
 Name:
 Title:

By:
 Name:
 Title:

TO BE COMPLETED BY COMPANY ONLY:

Total Number of Shares Subscribed and Accepted:
Price per Share of Convertible Preferred Stock purchased: $____________
Non-Contingent Shares Subscribed: $
Total Purchase Price: $
Is Purchaser an “Institutional Investor?”: